Exhibit 99.1

ClearSign Technologies Corporation

Announces Second Quarter 2020 Results

Hosting call at 5pm ET (2pm PT)

SEATTLE, September 15, 2020 –ClearSign Technologies Corporation (Nasdaq: CLIR) (“ClearSign” or the “Company”), an emerging leader in industrial combustion and sensing technologies that improve energy, operational efficiency and safety while dramatically reducing emissions, today provides an update on operations for the quarter ended on June 30, 2020.

“ClearSign has been able to cross some very significant milestones these past few months,” said Jim Deller, Ph.D., Chief Executive Officer of ClearSign. “In June we were able to announce the multi-unit purchase order from ExxonMobil, a project that we had been working towards for three years. On the heels of that, a few weeks ago, we announced the completion of the collaboration agreement for our process burner technology with what we believe can only be described as the perfect global partner, Zeeco. This agreement with Zeeco completes another significant milestone in our commercialization strategy and the tangible development of our process burner business that we laid out mid-2019,” said. Dr. Deller. “We are very optimistic as we move into the burner testing process for ExxonMobil at our new partner’s test facility, and look forward to completing this phase of the project, at which time we expect to be able to confirm to our customers, new partner and the market at large that ClearSign burners are proven to be ready for wide scale industrial deployment,” continued Dr. Deller. “Additionally, going forward, we are looking forward to the installation of our first burner pilot sensors, getting performance feedback from customers and moving towards the formal launch of the initial ClearSign Eye™ product.”

“Recent developments have opened the way to start back up and re-engage our boiler burner demonstrations in China. We expect the demonstrations to be solidly underway as soon as we have feet on the ground and the ability to coordinate the much anticipated installation, operation and certification of our fire tube boiler product.” “It is encouraging to see traction in multiple lines of our business,” concluded Dr. Deller.

Recent strategic and operational highlights during and subsequent to the second quarter 2020 include:

•	Executed Public Stock Offering: The Company completed an offering of 2,587,500 shares of its common stock at a public offering price of $2.00 per share. The total offering included 337,500 shares issued as a result of the underwriter's exercise in full of its over-allotment option. Gross proceeds to ClearSign from this offering were approximately $5,175,000.
•	Announced Collaborative Alliance with Zeeco, Inc. to Develop a Joint Product Line of Process Burners: The parties expect to jointly develop, sell and supply a product line of best in class ultra-low NOx burners for the global oil processing and petrochemical industries by combining the Company's ClearSign Core™ technology with the engineering, global manufacturing and sales footprint of Zeeco. The agreement is contingent on a successful burner validation test at the Zeeco test facility. We expect the validation test to be completed later this year.

•	Received Multi-Unit Process Burner Order from ExxonMobil: - The order is comprised of a multi-burner performance demonstration and the supply of burners incorporating ClearSign’s breakthrough ClearSign Core NOx reduction technology. The order is the final step in the Company’s process of validating ClearSign Core’s superior NOx emissions technology.
•	Received Multi-Flare Order from ASHCOR: The flares were sold by International Combustion and Controls, a division of California Boiler, and validates the Company’s ‘Asset Lite’ commercialization strategy by including ClearSign technology as ‘ClearSign Core’ in established equipment supplier’s products.

Cash, cash equivalents and short term investments were approximately $5,700,000 on June 30, 2020.

Subsequent to the quarter ending, on August 24th, the Company closed a secondary offering pursuant to which 2,587,500 shares of common stock were issued for gross proceeds of approximately $5,175,000 or $2.00 per share.

Shares outstanding at June 30, 2020 totaled 26,731,261.

The Company will be hosting a call at 5:00 PM ET today.  Investors interested in participating on the live call can dial 1-866-372-4653 within the U.S. or 1-412-902-4217 from abroad. Investors can also access the call online through a listen-only webcast at  https://www.webcaster4.com/Webcast/Page/987/36565 or on the investor relations section of the Company's website at http://ir.clearsign.com/overview.

The webcast will be archived on the Company's investor relations website for at least 90 days and a telephonic playback of the conference call will be available by calling 1-877-344-7529 within the U.S. or 1-412-317-0088 from abroad. Conference ID 10147199. The telephonic playback will be available for 7 days after the conference call.

About ClearSign Technologies Corporation

ClearSign Technologies Corporation designs and develops products and technologies for the purpose of improving key performance characteristics of industrial and commercial systems, including operational performance, energy efficiency, emission reduction, safety and overall cost-effectiveness. Our patented technologies, embedded in established OEM products as ClearSign Core™ and ClearSign Eye™ and other sensing configurations, enhance the performance of combustion systems and fuel safety systems in a broad range of markets, including the energy (upstream oil production and down-stream refining), commercial/industrial boiler, chemical, petrochemical, transport and power industries. For more information, please visit www.clearsign.com.

Cautionary note on forward-looking statements

All statements in this press release that are not based on historical fact are “forward-looking statements.” You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may,” “will” or other similar expressions. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, general business and economic conditions, the performance of management and our employees, our ability to obtain financing, competition, whether our technology will be accepted and adopted and other factors identified in our Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at www.sec.gov and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a competitive environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and, except as may be required by law, undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For further information:

Investor Relations:

Matthew Selinger

Firm IR Group for ClearSign

+1 415-572-8152

mselinger@firmirgroup.com